Exhibit 99.6
COMMERCE ENERGY GROUP, INC.
AMENDED AND RESTATED NON-EMPLOYEE DIRECTOR COMPENSATION POLICY
Effective January 25, 2007
     On January 25, 2007, the Board of Directors of Commerce Energy Group, Inc. amended and restated the following compensation policy with respect to the Company’s non-employee directors. This policy may be changed by the Board of Directors from time-to-time.
     Cash Compensation. Each non-employee director is paid a quarterly retainer of $8,000, a fee of $1,000 for each Board meeting which the Board member attends in person and a fee of $750 for each Board meeting which the Board member attends telephonically. The non-executive Chairman of the Board will also receive a supplemental quarterly retainer of $4,000. Directors who served on Board committees (other than the chairman of such committee) are paid $750 for each committee meeting the Board member attends in person and a fee of $500 for each committee meeting which the Board member attends telephonically. Committee chairpersons are paid $1,000 for each committee meeting the chairperson attends, whether in person or telephonically. On days on which there are more than one committee meeting that a board member attends, the Board member shall be paid for only one meeting; if applicable, the meeting that such member is the chair. In addition, each non-employee director is entitled to receive reimbursement for reasonable travel expenses in accordance with the Company’s travel expense policy with respect to each Board or Board committee meeting that such non-employee director attends in person if the director resides 25 miles or more from the site of the meeting.
     Equity-Based Awards. On the date of the initial appointment or election of each non-employee director to the Board, he or she will be issued 20,000 restricted shares of the Company’s common stock, par value $.001 per share (“Common Stock”), pursuant to the Company’s 2006 Stock Incentive Plan, or any successor plan, and such shares shall vest in full on the first day of the month in which the one year anniversary of the date of issuance occurs with any unvested shares being forfeited to the Company if the Board member’s service is terminated.
     In addition, on the date of each annual meeting of stockholders at which directors are elected, each non-employee director who is either re-elected as a non-employee director or who continues in office as an incumbent non-employee director, will be issued 20,000 shares of restricted Common Stock pursuant to the Company’s 2006 Stock Incentive Plan, or any successor plan, and such shares shall vest in full on January 1 of the next succeeding calendar year after the date of issuance with any unvested shares being forfeited to the Company if the Board member’s service is terminated.